---------------------


                                   EXHIBIT 2.3
                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                            THE FRONTIER AGENCY, INC.
                          LAWRENCE-JONES INSURANCE AND
                            REAL ESTATE AGENCY, INC.
                            WILLIAM P. JONES, JR. AND
                              BETTY LAWRENCE JONES
                                      DATED
                                 APRIL 30, 1999

                              ---------------------

                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                            THE FRONTIER AGENCY, INC.


              LAWRENCE-JONES INSURANCE AND REAL ESTATE AGENCY, INC.


                              WILLIAM P. JONES, JR.

                                       AND

                              BETTY LAWRENCE JONES


                                 APRIL 30, 1999

                                TABLE OF CONTENTS

                                                                                                               Page
1.       Definitions..............................................................................................1

2.       Basic Transaction........................................................................................5
                  (a)   Purchase and Sale of Assets...............................................................5
                  (b)   Assumption of Liabilities.................................................................5
                  (c)   Payment of the Purchase Price.............................................................5
                  (d)   The Closing...............................................................................5
                  (e)   Deliveries at Closing.....................................................................5
                  (f)   Allocation................................................................................6
                  (g)   Effective Date............................................................................6
                  (h)   Proration.................................................................................6
                  (i)   Taxes and Expenses........................................................................6

3.       Representations and Warranties of the Seller and Shareholders............................................6
                  (a)   Organization of the Seller................................................................7
                  (b)   Authorization of Transaction..............................................................7
                  (c)   Noncontravention..........................................................................7
                  (d)   Brokers' Fees.............................................................................7
                  (e)   Title to Assets...........................................................................7
                  (f)   Financial Statements......................................................................8
                  (g)   Undisclosed Liabilities...................................................................8
                  (h)   Legal Compliance..........................................................................8
                  (i)   Tax Matters...............................................................................8
                  (j)   Real Property.............................................................................8
                  (k)   Tangible Assets...........................................................................9
                  (l)   Litigation................................................................................9
                  (m)   LABOR.....................................................................................9
                  (n)   Environmental Compliance.................................................................10
                  (o)   OSHA Compliance..........................................................................11
                  (p)   Employee Benefit Plans...................................................................11
                  (q)   Intellectual Property....................................................................12
                  (r)   Disclosure...............................................................................12

4.       Representations and Warranties of the Buyer.............................................................12
                  (a)   Organization of the Buyer................................................................12
                  (b)   Authorization of Transaction.............................................................12
                  (c)   Noncontravention.........................................................................12
                  (d)   Brokers' Fees............................................................................13

5.       Deliveries at Closing...................................................................................13
                  (a)   Documents to be Delivered by Buyer.......................................................13
                  (b)   Documents to be Delivered by Seller......................................................13

6.       Remedies for Breaches of this Agreement.................................................................14
                  (a)   Survival of Representation and Warranties................................................14
                  (b)   Indemnification Provisions...............................................................14

7.       Conditions to Obligation to Close.......................................................................14
                  (a)   Conditions to the Obligation to Buyer....................................................14
                  (b)   Conditions to the Obligation of the Seller...............................................16

8.       Miscellaneous...........................................................................................16
                  (a)   No Third-Party Beneficiaries.............................................................16
                  (b)   Entire Agreement.........................................................................16
                  (c)   Succession and Assignment................................................................16
                  (d)   Counterparts.............................................................................16
                  (e)   Headings.................................................................................17
                  (f)   NOTICES..................................................................................17
                  (g)   Governing Law and Jurisdiction...........................................................17
                  (h)   Amendments and Waivers...................................................................18
                  (i)   Severability.............................................................................18
                  (j)   Expenses.................................................................................18
                  (k)   Construction.............................................................................18
                  (l)   Incorporation of Exhibits and Schedules..................................................18

SCHEDULE 1(a)Real Property..........................................................................Schedule 1(a)-1

SCHEDULE 1(c)Inventory..............................................................................Schedule 1(c)-1

SCHEDULE 1(d)Contracts and Agreements ..............................................................Schedule 1(d)-1

SCHEDULE 1(e)Excluded Assets .......................................................................Schedule 1(e)-1

EXHIBIT 2(f)Purchase Price Allocation Agreement......................................................Exhibit 2(f)-1

EXHIBIT 5(a)(ii)Form Of Employment Agreement For Bill Jones......................................Exhibit 5(a)(ii)-1

EXHIBIT 5(a)(ii)Form Of Employment Agreement For Betty Lawrence Jones............................Exhibit 5(a)(ii)-1

EXHIBIT 5(a)(iv)Assignment Agreement.............................................................Exhibit 5(a)(iv)-1

EXHIBIT 5(b)(i)Bill of Sale and Assignment........................................................Exhibit 5(b)(i)-1

EXHIBIT 5(b)(ii)General Warranty Deed............................................................Exhibit 5(b)(ii)-1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT is entered into on April 30, 1999 (this "Agreement"), by and among THE FRONTIER AGENCY, INC., an Alabama corporation (the "BUYER"), on the one hand, and LAWRENCE-JONES INSURANCE AND REAL ESTATE AGENCY, INC., an Alabama corporation (the "SELLER"), WILLIAM P. JONES, JR. and BETTY LAWRENCE JONES, residents of the State of Alabama (collectively the "SHAREHOLDERS"), on the other hand. The Buyer, the Seller, and the Shareholders are referred to collectively herein as the "PARTIES."

                              W I T N E S S E T H:

         WHEREAS, the Seller owns and operates an insurance agency business (the "Insurance Business") located at 33044 U.S. Highway 280, Childersburg, Alabama 35044 (the "Real Estate") and desires to sell the Real Estate and certain of the assets of the Insurance Business;

         WHEREAS, the Shareholders own, in the aggregate, one hundred percent (100%) of the issued and outstanding stock of the Seller; and

         WHEREAS, the Buyer desires to purchase the Real Estate and certain of the assets of the Insurance Business on the terms and subject to the conditions hereinafter stated;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for the other good and valuable consideration, the parties hereto agree as follows:

         1.       DEFINITIONS.

         "ACQUIRED ASSETS" means all of the Seller's right, title, and interest in and to the following assets of the Seller owned as of the Closing Date:

         1. any and all real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenances and hereditaments thereto (such as appurtenant rights in and to public streets), including the assets described on SCHEDULE 1(a) attached hereto (the "Real Property");

         2. fixtures and similar property and capital assets owned by Seller and attached to any real property described in paragraph 1(a) above;

         3. current and usable inventory of supplies, drugs, janitorial and office supplies and other disposables and consumables on hand at or under order by Seller on the Closing Date (as defined in the Agreement), including, but not limited to, the inventory listed and identified in SCHEDULE 1(c), which are used in connection with the Insurance Business;

         4. seller's rights, benefits and interests under all the contracts and agreements, written or oral, relating to the Insurance Business, including, without limitation, those listed and identified on SCHEDULE 1(d);

         5.       prepaid expenses of Seller;

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


         6. books, records, ledgers, documents, correspondence, advertising and promotional materials, files, and other writings used in connection with the operations of the Insurance Business;

         7. data processing programs, software programs, computer print-outs, information contained in data bases and hardware, and related items used in the conduct of the Insurance Business, including accounting, invoices, auditing, and data processing bases and programs;

         8. intangible assets, goodwill, going concern value, corporate and assumed names (although Seller shall be allowed to use the name "Lawrence-Jones Real Estate and Appraisals, Inc.) and trade names, service marks and service names, and applications therefor, and all intellectual property (and goodwill associated therewith), and licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, used in connection with the operation of the Insurance Business;

         9. franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;

         10. rights, claims and causes of action held by Seller which have accrued as a result of the operation of the Insurance Business; and

         11. all of the other assets, real, personal or mixed, tangible or intangible, used by Seller in connection with the operations of the Insurance Business, including, without limitation, any furniture, office equipment, file cabinets, phone systems,or other similar personal property items not permanently affixed to the realty.

The term "Acquired Assets" shall not include any specific item included within the definition of Excluded Assets below.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "ASSUMED LIABILITIES" means only the following listed Liabilities:

         None

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BUYER" has the meaning set forth in the preface above.

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

         "CLOSING" has the meaning set forth in Section 2(d) below.

         "CLOSING DATE" has the meaning set forth in Section 2(d) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "ENVIRONMENTAL LAWS" means all federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and other governmental requirements relating to pollution, control of chemicals, storage and handling of petroleum products, management of waste, discharges of materials into the environment, health, safety, natural resources, and the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" means

         (a) Any and all claims by Seller with respect to transactions prior to the date of this Agreement, including, without limitation, tax refunds.

         (b) All assets, real, personal or mixed, tangible or intangible, used by Seller in connection with the operations of the Real Estate Business, including, without limitation, furniture, office equipment, file cabinets, phone systems, automobiles, and other items listed in SCHEDULE 1(E).

         (c) All vehicles (and debt and insurance associated therewith); and

         (d) bank accounts, petty cash box, and the escrow account.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

         "HAZARDOUS MATERIALS" has the meaning set forth in Section 3(n) below.

         "KNOWLEDGE" means actual or imputed knowledge after reasonable investigation.

         "LIABILITY" means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, of any nature whatsoever, including any liability for Taxes.

         "LIEN" means any (a) mechanics, materialmen or similar lien relating to repairs or improvements to real or personal property, (b) lien for Taxes, (c) lien securing rental payments under any lease agreement, or (d) other lien arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

         "PARTIES" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE" has the meaning set forth in Section 2(a) below.

         "REAL ESTATE BUSINESS" means real estate sales and appraisal business conducted by Seller.

         "REAL PROPERTY" has the meaning set forth in the definition of Acquired Assets above.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, including all security interests arising under Article 9 of the Uniform Commercial Code, but excluding (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens securing rental payments under capital lease arrangements that are not financing leases, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER" has the meaning set forth in the preface above.

         "SHAREHOLDERS" has the meaning set forth in the preface above.

         "SURVEY" has the meaning set forth in Section 7(a)(v) below.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TITLE POLICY", "TITLE COMPANY," and "TITLE BINDER" have the meanings set forth in Section 7(a)(v) below.

         2.       BASIC TRANSACTION.

             a. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, at the Closing, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets for a price equal to the Purchase Price, to be paid as set forth in Section 2(c). The "PURCHASE PRICE" will be (1) One Hundred Thirty- Six Thousand Seven Hundred Dollars ($136,700) for the Real Estate, less a mortgage debt on the Real Estate, which the Buyer will pay from the proceeds of the Purchase Price, plus (2) the Buyer's promise to employ Shareholders on the terms and conditions set forth in the Form of Employment Agreement, as attached hereto as Exhibit

                  5(a)(ii).

             b. ASSUMPTION OF LIABILITIES. The Buyer will not assume or have any responsibility or Liability either expressly or impliedly, with respect to any obligation or Liability of the Seller of any kind or nature.

             c. PAYMENT OF THE PURCHASE PRICE. The Buyer shall pay or satisfy the Purchase Price to the Seller by delivering an official bank check at the Closing.

             d. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Ogletree and Livingston, 29 West Third Street, Sylacauga, Alabama, commencing at 2:00 p.m. local time on April 30, 1999; provided, however, that the Closing Date shall be no later than May 31, 1999. Time is of the essence for this Agreement.

             e. DELIVERIES AT CLOSING. At the Closing, (i) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(b) below.

             f. ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the Purchase Price Allocation Agreement attached hereto as EXHIBIT 2(F).

             g. EFFECTIVE DATE. The Parties agree that if the transactions contemplated by this Agreement close in accordance with the terms of this Agreement, the effective time and date of this Agreement shall be, for all purposes, 12:01 a.m. on the day after the Closing Date (the "Effective Date").

             h. PRORATION. The following prorations among the parties shall be made as of the Closing, with the Seller liable to the extent such items relate to any time period up to the Effective Date and the Buyer liable to the extent such items relate to periods on and after the Effective Date. To the extent possible, the net amount of all such prorations will be settled and paid at the Closing.

             1. Any ad valorem taxes, including, without limitation, personal property taxes and assessments, and other taxes, if any, on or with respect to the Acquired Assets.

             2. Rents, additional rents, Taxes and other items payable by the Seller under any lease, license, permit, contract or any other agreement or arrangement to be assigned to or assumed by the Buyer.

             3. The amount of rents, taxes, and charges for sewer, water, fuel, telephone, electricity, and other utilities; provided, that if practicable, a meter reading shall be taken on the Effective Date and the respective obligations of the parties determined in accordance with such readings.

         If the actual expense of any of the above items for the billing period in which the Effective Date falls is not known at the Closing, the proration shall be made based on the expense incurred in the previous billing cycle, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three (3) billing periods, for expenses billed quarterly or more often.

                  i. TAXES AND EXPENSES. The Buyer shall be responsible for any business, occupation, withholding or similar tax or taxes of any kind (excluding income, employee, or property taxes) related to the Seller's business for any period prior to the Effective Date. All applicable sales, use and tangible taxes, documentary stamp taxes, filing and recording costs and other transfer taxes, costs and fees relating to the transfer of title to the Acquired Assets, and the consummation of the transactions described herein, shall be paid by the Buyer.

             3. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS. The Seller and the Shareholders, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Effective Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  a. ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama and has the corporate power and licenses to own its properties and carry on its business as now conducted. The Seller is duly qualified to carry on its business as a foreign corporation in each jurisdiction where the nature of its business or the location of its asset makes such qualification necessary.

                  b. AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and the Shareholders have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller and the Shareholders, enforceable in accordance with its terms and conditions.

                  c. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject or result in the imposition of any Security Interest upon any of its assets. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  d. BROKERS' FEES. The Seller has not engaged and has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement nor will any Acquired Assets become subject to any Lien, charge or encumbrance of any nature in favor of any broker, finder, or other agent with respect to the transactions contemplated hereby. William P. Jones, Jr., and Betty Lawrence Jones are both licensed real estate agents acting in their individual capacities.

                  e. TITLE TO ASSETS. Except as set forth in Section 3(e) of the Disclosure Schedule, the Seller has good, insurable, marketable, and indefeasible fee simple title and record to, or a valid leasehold interest in, the Acquired Assets, free and clear of any Security Interest or Lien or any restriction on transfer.

                  f. FINANCIAL STATEMENTS. The financial statements (collectively the "FINANCIAL STATEMENTS") which have been made available to the Buyer for inspection have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete).

                  g. UNDISCLOSED LIABILITIES. The Seller does not have any Liability, and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability, except for
                           (i) Liabilities described and set forth on Section 2(g) of the Disclosure Schedule, (ii) Liabilities set forth on the December 31, 1998, balance sheet contained in the Financial Statements and (iii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and do not exceed, in the aggregate, $10,000.

                  h. LEGAL COMPLIANCE. The Seller and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                      i.   TAX MATTERS.

                  4. The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  5. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with salaries, wages or other amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  6. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                     j. REAL PROPERTY. SCHEDULE 1(a) lists and describes briefly all Real Property owned by the Seller. There is no Real Property leased or subleased by the Seller. With respect to all Real Property owned listed on SCHEDULE 1(a):

                  7. There are no adverse or other parties in possession of the Real Property or of any part thereof except Seller. No party has been granted any license, lease or other right relating to the use or possession of the Real Property, that has not been disclosed to Buyer.

                  8. All improvements on the Real Property (the "Improvements") are, to the best of Seller's knowledge, structurally sound, are in good repair or condition, except for damage to the storage room due to a burglary, normal wear and tear excepted, and are free of any material defects. The Improvements, all heating, electrical, plumbing and drainage at, or servicing, the Real Property and all facilities and equipment relating thereto are, to the best of Seller's knowledge, and as of the Closing will be, in good condition and working order and adequate in quantity and quality for the normal operation of the Real Property (based on its past usage). No part of the Real Property has been destroyed or damaged by fire or other casualty. There are no unsatisfied requests for repairs, restorations or alterations with regard to the Real Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority.

                  9. No work has been performed or is in progress on the Real Property, and no materials will have been delivered to the Real Property that might provide the basis for a mechanic's, materialman's or other lien against the Real Property or any portion thereof, or amounts due for such work and material shall have paid or discharged to Buyer's satisfaction as of Closing.

                  10. There are no known defects, damage, or any dangerous, improper, or unsatisfactory conditions existing in or with respect to the Real Property.

                      k. TANGIBLE ASSETS. The Seller owns or leases all land, buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Insurance Businesses as presently conducted. Each Acquired Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                      l. LITIGATION. Section 3(l) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(l) of the Disclosure Schedule could result in any material adverse change in the operations, results of operations, or future prospects the business assets to be operated by the Buyer after the Closing.

                      m. LABOR. Except as set forth in 3(m) of the Disclosure Schedule, the Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; the Seller is not a party to any collective bargaining or labor agreement or arrangement; no application for certification as a collective bargaining unit with respect to the Seller is pending or anticipated; there is no unfair labor practice complaint pending or, to the best knowledge of the Seller, threatened against the Seller before the National Labor Relations Board; there are no strikes, work stoppages, grievance proceedings or other controversies pending, or, to the knowledge of the Seller, threatened or reasonably anticipated between the Seller and any union or any current or former employees of the Seller, or involving any material suppliers.

                      n.   ENVIRONMENTAL COMPLIANCE.

                           i. Except as set forth in Section 3(n) of the Disclosure Schedule, Seller is in material compliance with all applicable Environmental Laws, the Seller has not authorized or conducted nor has Knowledge of the generation, transportation, storage, presence, use, treatment, disposal, release, or other handling of any hazardous substance, hazardous waste, hazardous material, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, radon, polychlorinated biphenyls ("PCBs"), petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated controlled or potentially subject to any remediation requirement under any Environmental Law (collectively "THE HAZARDOUS MATERIALS"), on, in, under or affecting the

                                Acquired Assets or any Real Property.

                  11 The Seller has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate under all applicable Environmental Laws. Section 3(n) of the Disclosure Schedule lists all such licenses, permits, registrations and government authorizations required by any Environment Law.

                  12 Except as disclosed in Section 3(n) of the Disclosure Schedule, the Seller has not received any written or oral notice from any governmental agency or entity or any other Person and there is no pending or threatened claim, litigation or any administrative agency proceeding that: (a) alleges a violation of any Environmental Law(s) by the Seller or, with respect to the Acquired Assets or Real Property, (b) alleges that the Seller is a liable party or potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Ac, 42 U.S.C. ss. 9601, et seq., or any state superfund law, (c) has resulted or could result in the attachment of an environmental lien on any of the Acquired Assets or Real Property, or (d) alleges that the Seller is liable for any contamination of the environment, contamination of the Real Property, damage to natural resources, property damage, or personal injury based on its activities or the activities of any predecessor or third parties involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards.

                  13. Due to the age of the buildings being purchased by the Buyer, the parties acknowledge that there is a high probability of lead based paint being present on the walls, and Seller's representations made herein are subject to Buyer accepting the property with that condition known and releasing Seller from any and all liability or exposure problem or damage that the Buyer or its employees may incur as a result of the presence of any lead based paint.

                      o.   OSHA COMPLIANCE.

                           i. Except as set forth in Section 3(o) of the Disclosure Schedule, Seller is currently in material compliance with all applicable federal, state, and local laws, rules, regulations, codes, plans, injunctions, judgments, orders decrees, rulings, and charges thereunder and other governmental requirements relating to occupational health and safety applicable to the business of the Seller, including but not limited to the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder
                                (collectively, the "OSHA LAWS").

                  14. The Seller has, and is in compliance with, all licenses, permits, registrations, and government authorizations necessary to operate the business currently conducted by Seller under all applicable OSHA Laws. Section 3(o) of the Disclosure Schedule lists all such licenses, permits, registrations and authorizations required to be maintained by Seller by applicable OSHA laws.

                  15. Except as disclosed in Section 3(o) of the Disclosure Schedule, the Seller has not received any written or oral notice from any governmental agency or entity or any other Person and there is no pending or threatened claim, litigation or any administrative agency proceeding that alleges a violation of any OSHA Law(s) by the Seller or, with respect to the Acquired Assets or business of the Seller.

                           p. EMPLOYEE BENEFIT PLANS. The Seller does not maintain any bonus, deferred compensation, pension, retirement, stock option, stock appreciation, restricted stock, profit sharing, severance, medical or life insurance, employee stock ownership or stock purchase plans or other "employee pension benefit plan", as defined in
                                Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or other "employee welfare benefit plan", as defined in Section 3(1) of ERISA (collectively the "Seller Plans"). The Seller is not required to contribute to, and during the five-year period ending on the Effective Date will not have been required to contribute to, any "multi-employer plan" as such term is defined in
                                Section 4001(a)(3) of ERISA covering the Seller employees, and the Seller will not be subject to any withdrawal liability (whether partial or complete) within the contemplation of Section 4001 et seq. of ERISA as a result of the transactions contemplated by this Agreement. The Seller has never contributed to, withdrawn from, or had any employee covered by a multi-employer plan. The Seller has complied in all material respects with the requirements of the Consolidated Omnibus Budget Reconciliation Act, as it relates to employee benefits provided to the Seller's employees. Each welfare plan (including any such welfare plan covering former employees of the Seller) may be amended or terminated without restriction by Buyer on or at any time after the Effective Date.

                           q. INTELLECTUAL PROPERTY. Section 3(q) of the Disclosure Schedule lists all letters patent, patent applications, service marks, trade names, trademarks, trademark registrations and applications, copyrights and copyright applications and registrations both domestic and foreign, presently owned, possessed or used by the Seller in connection with its business (all of the foregoing, together with all inventions, technology, processes, designs, know-how, and formula material to the conduct of the Seller's business are hereinafter collectively referred to as the "Intellectual Property"). Except as disclosed in Section 3(q) of the Disclosure Schedule, the Seller owns the entire right, title and interest in and to the Intellectual Property; all registrations, applications for registration and assignments of registrations of any Intellectual Property has been properly registered in the name of the Seller; the Seller is not obligated or under any liability to make any payment, by way of royalties, fees, or otherwise, to any owner or licensee of, or other claimant to, the Intellectual Property; the Seller has the right to bring action for the infringement of such Intellectual Property; and no officer or director of the Seller has any knowledge, or has received any notice to the effect, that any product the Seller manufactures or sells or that any service the Seller renders, or that the marketing or use by the Seller or another of any such product or service, may or is claimed to infringe any Intellectual Property or legally protectable right of another.

                           r. DISCLOSURE. The representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

                           4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller and Shareholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

                           a. ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama.

                           b. AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                           c. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for to consummate the transactions contemplated by this Agreement.

                           d. BROKERS' FEES. The Buyer has no Liability or obligation to pay any fee or commission to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                           4.   DELIVERIES AT CLOSING

                           a. DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver the following instruments and documents to Seller or other appropriate party:

                  16. a cashier's check in the amount set forth in Section 2(a) payable to the Seller;

                  17. the Form of Employment Agreement of each of the Shareholders, as attached hereto as EXHIBIT 5(a)(ii);

                  18. the Purchase Price Allocation Agreement in substantially the form attached hereto as EXHIBIT 2(f);

                  19. the Assignment Agreement in substantially the form attached hereto as EXHIBIT 5(a)(iv); and

                  20. such other documents as Seller may reasonably request to effect the transactions contemplated by this Agreement.

                           b. DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, the Seller shall deliver the following instruments and documents to the Buyer:

                  21. a Bill of Sale and Assignment in substantially the form attached hereto as EXHIBIT 5(b)(i);

                  22. a general warranty deed regarding the Real Property in the form attached as EXHIBIT 5(b)(ii) and a certificate complying with Section 1445(b)(2) of the Internal Revenue Code of 1986;

                  23. the Title Policy regarding the Real Property to be issued pursuant to the Title Binder or an amended Title Binder initiated by the Title Company, which deletes all requirements and all exceptions and which is down-dated to the Closing Date at the expense of the Buyer;

                  24. a withdrawal, amendment, and/or termination of the Seller's corporate name and any fictitious name registration therefor (although Seller shall be allowed to use the name "Lawrence-Jones Real Estate and Appraisals, Inc.");

                  25. the Purchase Price Allocation Agreement in substantially the form attached hereto as EXHIBIT 2(f);

                  26. a Certificate of Good Standing for the Seller from the Alabama Department of Revenue dated not more than ten (10) days prior to the Closing;

                  27. resolutions of the Seller's board of directors and shareholders, in a form satisfactory to the Buyer's counsel, authorizing the execution and performance of the Agreement and all other actions to be taken by the Seller hereunder;

                  28. all consents and estoppel certificates necessary regarding the transaction contemplated hereby;

                  29. the Form of Employment Agreement of each of the Shareholders, as attached hereto as EXHIBIT 5(a)(ii); and

                  30. such other documents as the Buyer may reasonably request to effect the transactions contemplated by this Agreement.

                           5.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

                           a. SURVIVAL OF REPRESENTATION AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                           b. INDEMNIFICATION PROVISIONS. The parties shall have any and all statutory, equitable, or common law remedy for a breach of a representation, warranty, or covenant. Additionally, if the Buyer is due any indemnification from the Seller or Shareholders pursuant to the terms of this Agreement, the Parties acknowledge and agree that the Buyer shall be entitled to offset the amount of such amounts from any payments due to the Seller under the Employment Agreements.

                           6.   CONDITIONS TO OBLIGATION TO CLOSE.

                           a. CONDITIONS TO THE OBLIGATION TO BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  31.      The representations and warranties set forth in
                           Section 3 above shall be true and correct in all material respects at and as of the Effective Date;

                  32. The Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Effective Date;

                  33. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  34. Prior to the Effective Date, there shall not have been any material adverse change in the Acquired Assets of the Seller; the business or condition, financial or otherwise, of the Seller; the results of operations or prospects of the Seller as a result of any event or occurrence or including, but not limited to, any legislative or regulatory change, revocation of any license or right to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God or other public force or otherwise;

                  35. Within thirty (30) days following the execution of this Agreement, the Seller shall have obtained a commitment to issue an ALTA owners title insurance policy with respect to the Real Property (the "Title Binder") through a nationally recognized title company (the "Title Company"). If the Title Binder discloses any defect in title, then Buyer shall give Seller written notice thereof within ten (10) days following the receipt by Buyer of the Title Binder, whichever shall last occur. Seller shall then have ten (10) days in which to remove such defect(s) or to provide assurances to Buyer that such defect(s) will be removed prior to or at the Closing, and, if Seller does not do so, this Agreement shall, at the option of Buyer, terminate.

                  36. The Buyer shall have received all authorizations, consents and approvals of governments and government agencies;

                  37. All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer; and

                  38. Buyer shall have received (at Buyer's sole cost and expense) a Phase I Environmental Assessment indicating that the Property poses no potential for liability under any applicable environmental law.

         The Buyer may waive in writing any condition specified in this Section 7(a).

                           b. CONDITIONS TO THE OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  39.      The representations and warranties set forth in
                           Section 4 above shall be true and correct in all material respects at and as of the Effective Date;

                  40. The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Effective Date;

                  41. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

                  42. All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

                           7.   MISCELLANEOUS.

                           a. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                           b. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                           c. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
                                (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                           d. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                           e. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                           f. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by personal hand delivery, overnight delivery by nationally recognized carriers, or confirmed facsimile or other electronic transmission, and addressed to the intended recipient as set forth below:

         If to the Seller:                   If to the Buyer:

         Lawrence-Jones Insurance and        The Frontier Agency, Inc.
           Real Estate Agency, Inc.          Steven E. Sprayberry, President
         William P. Jones, Jr., President    201 8th Avenue S.W.
         33044 U.S. Highway 280              Childersburg, Alabama 35044
         Childersburg, Alabama 35044         Phone:   (256) 249-0302
                                             Telecopier:      (256) 249-7888
                                             Internet:  wsi@mindspring.com

         Copy to:                            Copy to:

         Tom R. Ogletree, Esq.               Steven J. Eisen, Esq.
         Ogletree and Livingston             Baker, Donelson, Bearman &
         P.O. Box 329                        Caldwell
         Old City Hall Building              Suite 1700, 511 Union Street
         Sylacauge, Alabama  35150           Nashville, Tennessee 37219
         Telephone: (256) 245-6313           Telephone: (615) 726-5600
         Telecopier: (256) 245-3264          Telecopier: (615) 726-0464
                                             Internet: sjeisen@bdbc.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  g. GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Alabama without giving effect to any choice or conflict of law provision or rule (whether of the State of Alabama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Alabama. Each of the Parties hereby agrees to submit to the personal jurisdiction of the state and federal courts for the State of Alabama for any and all proceedings, claims or controversies which arise as a result of this Agreement.

                  h. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  i. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  j. EXPENSES. The Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  k. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  l. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                           BUYER:

                           The Frontier Agency, Inc.


                           By:
                              ----------------------------------------------
                                    Steven E. Sprayberry, President

                           SELLER:

                           Lawrence-Jones Insurance
                           and Real Estate Agency, Inc.


                           By:
                              ----------------------------------------------
                                    William P. Jones, Jr., President


                           SHAREHOLDERS:



                           ----------------------------------------------
                           William P. Jones, Jr.


                           ----------------------------------------------
                           Betty Lawrence Jones